Exhibit 99.1

Fabrinet Names Seamus Grady Chief Executive Officer

Tom Mitchell Becomes Executive Chairman

BANGKOK, Thailand – September 25, 2017 – Fabrinet (NYSE: FN), a leading provider of advanced optical packaging and precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, today announced that Seamus Grady has been appointed Chief Executive Officer (CEO) and a member of Fabrinet’s Board of Directors. Mr. Grady will report to Fabrinet’s Board of Directors and, initially, to Tom Mitchell, who has been named Executive Chairman.

Mr. Grady brings broad and deep experience to Fabrinet in the electronics manufacturing services industry, having most recently served as Executive Vice President (EVP) and Chief Operating Officer (COO) of the Mechanical Systems Division at Sanmina Corporation, where he oversaw 10 facilities in five countries and reported to Sanmina’s chief executive officer. Mr. Grady’s tenure at Sanmina spanned 13 years, including the past eight years with progressively increasing leadership responsibilities. Mr. Grady previously held operations, materials and supply chain management leadership positions at Lucent Technologies and Manufacturers Services. He holds a Bachelor’s Degree in Manufacturing Technology (B. Tech) from the National University of Ireland, Galway (NUIG).

Tom Mitchell, Founder and Executive Chairman of Fabrinet, said, “We are enthusiastic to have someone of Seamus’ caliber join Fabrinet as Chief Executive Officer. I am confident Seamus will be able to lead our organization as we further strengthen our position in the marketplace. In my new role as Executive Chairman, I also am eager to continue serving the company strategically and as a mentor and coach to the executive team.”

“I am honored to join Fabrinet at this exciting time in the company’s evolution,” said Seamus Grady, Chief Executive Officer of Fabrinet. “Tom Mitchell has built a fantastic company that is well-positioned for a strong and successful future. I look forward to working closely with Tom, the Fabrinet leadership team and our more than 10,000 employees around the world in support of Fabrinet’s growing leadership as a trusted manufacturing partner to our broadening customer base.”

Mr. Grady will participate, along with Mr. Mitchell and TS Ng, in Fabrinet’s conference call to report financial results for its first quarter of fiscal 2018, which is expected to be held in November 2017.

About Fabrinet

Fabrinet is a leading provider of advanced optical packaging and precision optical, electro-mechanical, and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and subsystems, automotive components, medical devices, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, advanced packaging, integration, final assembly and test. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the United States of America, the People’s Republic of China and the United Kingdom. For more information visit: www.fabrinet.com.

SOURCE: Fabrinet

Investor Contact:

Garo Toomajanian

ir@fabrinet.com